Exhibit 99.1

Capstone Retires $1.9 Million Debt, Decreases Leverage Without Diluting Common Shareholders

Transaction Strengthens Balance Sheet and Improves Position for Accretive M&A

October 1, 2025 — New York, NY — Capstone Holding Corp.(“Capstone” or the “Company”) (NASDAQ: CAPS), a national building products distribution platform, today announced the exchange of $1.9 million in debt by a related party for a newly issued series of non-convertible preferred equity. This strategic deleveraging retires 100% of the targeted debt and lowers 2026 interest expense by more than $170k. The transaction strengthens Capstone’s balance sheet and leverage profile, providing greater financial flexibility to pursue accretive acquisitions.

Importantly, no new common shares were issued. The preferred equity is non-dilutive, leaving the common share count unchanged and preserving value for existing shareholders.

Key Highlights:

●	$1.9 Million Debt Retired: All targeted Brookstone debt was exchanged for preferred equity. Capstone’s funded debt drops by $1.9 million — a significant decrease in leverage — which will boost credit metrics.

●	No Dilution to Common Stockholders: Preferred shares are not convertible into common stock, ensuring no dilution to current equity owners.

●	Dividend Structure: Dividends accrue at an 8% coupon and, at the Company’s election, can be paid-in-kind (PIK) by issuing additional preferred shares, preserving cash to fund growth.

●	Voting Rights: Preferred shares do have a vote, proportional to their economic interest.

●	Long-Term Alignment: Preferred equity is redeemable only in the event of a change of control or after 7 years, aligning investor interest with Capstone’s multi-year growth plan.

“This disciplined debt reduction further improves our financial position and preserves capital for growth,” said Matthew Lipman, CEO. “By removing $1.9 million of debt from the balance sheet and eliminating its interest cost, we unlock more capital for acquisitions without shareholder dilution. We believe that Capstone is now better positioned to move quickly on high-return acquisitions and to deliver value to investors.”

Capstone’s management noted that the exchange affirms its commitment to prudent capital structure management. The transaction lowers financial risk and signals confidence in the Company’s long-term cash flows.

Additional details will be available in Capstone’s Form 8-K that we expect to file with the Securities and Exchange Commission on October 1, 2025.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ: CAPS) is a diversified platform of building products businesses focused on distribution, brand ownership, and acquisition. Through its Instone subsidiary, Capstone serves 31 U.S. states, offering proprietary stone veneer, hardscape materials, and modular masonry systems. The Company’s strategy combines disciplined M&A, operational efficiency, and a growing portfolio of owned brands to build a scalable and durable platform.

Investor Contact

Investor Relations

Capstone Holding Corp.

investors@capstoneholdingcorp.com

www.capstoneholdingcorp.com

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events and performance, including guidance regarding possible high-value acquisitions, revenue and EBITDA targets, M&A strategy, use of capital, and operating outlook. Actual results may differ materially from those projected due to a range of factors, including but not limited to acquisition timing, macroeconomic conditions, and execution risks. Please review the Company’s filings with the SEC for a full discussion of risk factors. Capstone undertakes no obligation to revise forward-looking statements except as required by law.

Source: Capstone Holding Corp.